Exhibit 3.1

SECOND AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
SAN HOLDINGS, INC.

     Pursuant to Sections 7-110-103 and 7-110-107 of the Colorado Business Corporation Act, these Amended and Restated Articles of Incorporation include amendments that were approved by the Board of Directors on March 27, 2003 and November 10, 2003 and by the Stockholders on April 12, 2004. From this date forward these Amended and Restated Articles of Incorporation shall supersede the original Articles of Incorporation and all amendments and supplements thereto.

ARTICLE I- NAME

     The name of the Corporation is SAN Holdings, Inc.

ARTICLE II-CAPITAL STOCK

     A. The authorized capital stock of the Corporation shall consist of 200,000,000 shares of common stock, no par value and 10,000,000 shares of preferred stock, no par value.

     B. Each outstanding share of common stock shall be entitled to one vote at stockholders' meetings, either in person or by proxy.

     C. The designations, powers, rights, preferences, qualifications, restrictions and limitations of the Preferred Stock shall be established from time to time by the Corporation’s Board of Directors, in accordance with the Colorado Business Corporation Act.

     D. Cumulative voting shall not be allowed in elections of directors for any purpose.

     E. No holders of shares of common stock of the Corporation shall be entitled, as such, to any preemptive or preferential right to subscribe to any unissued stock or any other securities which the Corporation may now or hereafter be authorized to issue. The Board of Directors of the Corporation, however, in its discretion by resolution, may determine that any unissued securities of the Corporation shall be offered for subscription solely to the holders of common stock of the Corporation, or solely to the holders of any class or classes of such stock, which the Corporation may now or hereafter be authorized to issue, in such proportions based on stock ownership as said board in its discretion may determine.

     F. The Board of Directors may restrict the transfer of any of the Corporation’s stock issued by giving the Corporation or any stockholder “first right of refusal to purchase” the stock, by making the stock redeemable, or by restricting the transfer of the stock under such terms and in such manner as the directors may deem necessary and as are not inconsistent with the laws of this State. Any stock so restricted must carry a conspicuous legend noting the restriction and the place where such restriction may be found in the records of the Corporation.

     G. The judgment of the Board of Directors as to the adequacy of such consideration received or to be received for any shares, options or any other securities which the Corporation at any time may be authorized to issue or sell or otherwise dispose of shall be conclusive in the absence of fraud, subject to the provisions of these Articles of Incorporation and any applicable law.

     H. With respect to any action to be taken by shareholders of this Corporation, which pursuant to statute requires the vote of two-thirds of the outstanding shares entitled to vote thereon, an affirmative vote of a majority of the outstanding shares entitled to vote thereon, or of any class or series, shall be required.

     I. Upon the effective date of these Amended and Restated Articles, each outstanding share of Series B Preferred Stock issued pursuant to the Articles of Amendment to the Articles of Incorporation of the Company, previously filed with the Colorado Secretary of State on April 3, 2003, shall be converted automatically and without any further action by the Company or the holder thereof into outstanding shares of Common Stock; and therefore, the prior designation of Series B Preferred Stock hereby is terminated.

ARTICLE III-LIMITATION ON DIRECTOR LIABILITY

     A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the Corporation or to its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) acts specified under Section 7-108-403 of the Colorado Business Corporation Act, or (iv) any transaction from which the director derived an improper personal benefit.

ARTICLE IV- INDEMNIFICATION

     The Corporation shall indemnify directors and officers to the fullest extent permitted by, and in accordance with, the Colorado Business Corporation Act.

     The Corporation shall pay or reimburse expenses incurred by an officer or director who is party to a proceeding in advance of its final disposition to the fullest extent permitted by, and in accordance with, the Colorado Business Corporation Act.

     The Corporation may indemnify any person which is or was an employee or agent of the Corporation to the extent not inconsistent with law, as authorized in advance by contract or from time to time by resolution of the Board of Directors or stockholders.

     The Corporation may purchase and maintain insurance on behalf on any person who is or was a director, officer, employee, fiduciary or agent of the Corporation and who while a director, officer, employee, fiduciary or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, fiduciary or agent of any other foreign or domestic corporation, partnership, joint venture, trust, other enterprise or employee benefit plan against any liability asserted against or incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under provisions of the Colorado Business Corporation Act.

ARTICLE V — DESIGNATION OF SERIES OF PREFERRED STOCK

     A. Designation of Series A Preferred Stock.

     The Board of Directors by resolution has designated 8,000 of the shares of Preferred Stock “Series A Preferred Stock” (the “Series A Preferred”). The relative rights, preferences, privileges and restrictions granted to or imposed upon the Series A Preferred or the holders thereof are as follows:

     1. Dividends.

          (a) General Obligation.

          When and as declared by the Corporation’s Board of Directors and to the extent permitted under the Colorado Business Corporation Act, the Corporation shall pay preferential dividends in cash to the holders of the Series A Preferred Stock as provided in this Section A.1. of this Article V. Dividends on each share of the Series A Preferred (a “Share”) shall accrue on a cumulative basis at the rate of 10% per annum of the Liquidation Value thereof from and including the date of issuance of such Share to and including the date on which the Liquidation Value of such Share (plus all accrued and unpaid dividends thereon) is paid to the holder thereof in connection with a Liquidation Event. Such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. The date on which the Corporation initially issues any Share shall be deemed to be its “date of issuance” regardless of the number of times transfer of such Share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such Share.

          (b) Distribution of Partial Dividend Payments.

          Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued or accumulated with respect to the Preferred Stock and the Common Stock, such payment shall be paid to the holders of Series A Preferred, prior and in preference to any payment to the holders of Junior Securities, in an amount equal to the aggregate amount of dividends then accrued with respect to the Series A Preferred outstanding immediately prior to such payment (in the proportion that each Series A Preferred holder’s share of the aggregate amount of accrued dividends with respect to such holder’s Series A Preferred bears to the aggregate amount of accrued dividends with respect to all Series A Preferred outstanding immediately prior to such payment) until each such holder of Series A Preferred has received payments with respect to such holder’s Series A Preferred pursuant to this Section A.1(b) of this Article V in an amount equal to the aggregate accrued dividend with respect to such holder’s Series A Preferred outstanding immediately prior to such payment.

          (c) Payment of Dividends with Series A Preferred Shares.

          Notwithstanding any other provision in this Section A.1 of this Article V, in the sole discretion of the Corporation, any dividends accruing on the Series A Preferred may be paid in lieu of cash dividends by having the issuance of additional Shares (including fractional Shares) of Series A Preferred having an aggregate Liquidation Value at the time of such payment equal to the amount of the dividend to be paid; provided that if the Corporation pays less than the total amount of dividends then accrued on the Series A Preferred in the form of additional Shares, such payment in Shares shall be made in the order and priority set forth in Section A.1(b) of this Article V above. If and when any Shares are issued under this Section A.1(c) of this Article V for the payment of accrued dividends, such Shares shall be deemed to be validly issued and outstanding and fully paid and nonassessable.

          (d) Payment of Accrued Dividends.

          All accrued and unpaid dividends will be paid upon the first to occur of any of the following (each a “Liquidation Event”):

(I)

  a merger or consolidation of the Corporation with any other corporation, other than a merger that results in the voting capital stock of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting capital stock of the surviving entity) at least 50% of the combined voting capital stock of the Corporation or such surviving entity outstanding immediately after such merger;

(II)	the sale of all or substantially all of the Corporation’s assets; or

(III)	the liquidation, dissolution or winding up of the Corporation.

          (e) Payment of Dividends with other Securities.

          Notwithstanding any other provision in this Section A.1 of this Article V, in the event that the Liquidation Event giving rise to the Corporation’s obligation to pay all accrued but unpaid dividends under Section A.1(d) of this Article V (I) is a transaction in which some percentage (such percentage being referred to herein as the “Purchase Price Percentage”) of the consideration to be received by the holders of Common Stock of the Corporation will be paid in shares of equity securities of another issuer (the “Purchase Price Securities”) and (II) such issuer has an aggregate market capitalization in excess of $200 million, then that percentage of the accrued and unpaid dividends payable to each holder of Series A Preferred under Section A.1(d) of this Article V that is equal to the Purchase Price Percentage may be paid at the election of the Board of Directors in cash or by the issuance of shares of the same class of equity securities as the Purchase Price Securities having a Market Price equal to the amount of the accrued and unpaid dividends or any combination thereof.

     2. Liquidation.

          (a) General Obligation.

          Upon a Liquidation Event (whether voluntary or involuntary), in addition to the amounts payable to each holder of Series A Preferred under Section A.1(d) of this Article V, each holder of Series A Preferred shall be entitled to be paid, before any distribution or payment is made upon any Junior Securities, an amount in cash equal to $1,000.00, as adjusted for combinations, consolidations, subdivisions, or stock splits with respect to such shares, for each share of Series A Preferred then held by such holder (the “Liquidation Payment”), and the holders of Series A Preferred shall not be entitled to any further payment. If upon any Liquidation Event, the Corporation’s assets to be distributed among the holders of the Series A Preferred are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid under this Section A.2 of this Article V, then the entire assets available to be distributed to the Corporation’s stockholders shall be distributed to the holders of Series A Preferred, prior and in preference to any payment to the holders of Junior Securities, in the proportion that each Series A Preferred holder’s share of the aggregate Liquidation Value bears to the aggregate Liquidation Value of all Series A Preferred outstanding immediately prior to such payment until each such holder of Series A Preferred has received payments with respect to such holder’s Series A Preferred pursuant to this Section A.2 of this Article V in an amount equal to the aggregate Liquidation Value of such holder’s Series A Preferred outstanding immediately prior to such payment. Prior to the Liquidation Event, the Corporation shall declare for payment all accrued and unpaid dividends with respect to the Series A Preferred, but only to the extent of funds of the Corporation legally available for the payment of dividends. Not less than 20 days prior to the payment date stated therein, the Corporation shall mail written notice of any such Liquidation Event to each record holder of Series A Preferred, setting forth in reasonable detail the amount of proceeds to be paid with respect to each Share and each share of Common Stock in connection with such Liquidation Event.

          (b) Payment of Liquidation Payment with Shares.

          Notwithstanding any other provision in this Section A.1 of this Article V, in the event that the Liquidation Event giving rise to the Corporation’s obligation to make the Liquidation Payment (I) is a transaction in which some percentage (such percentage being referred to herein as the “Purchase Price Percentage”) of the consideration to be received by the holders of Common Stock of the Corporation will be paid in shares of equity securities of another issuer (the “Purchase Price Securities”) and (II) such issuer has an aggregate market capitalization in excess of $200 million, then that percentage of the Liquidation Payment payable to each holder of Series A Preferred that is equal to the Purchase Price Percentage may be paid at the election of the Board of Directors in cash or by the issuance of shares of the same class of equity securities as the Purchase Price Securities having a Market Price equal to the Liquidation Payment or a combination thereof.

          (c) Rights Subsequent to Liquidation Payment.

          Subject to Section A.1(d) of this Article V above, upon payment of the Liquidation Payment with respect to any shares of Series A Preferred, all rights of each holder with respect to such shares of Series A Preferred shall cease, and such shares shall no longer be deemed to be outstanding and all rights with respect to such shares, including the right, if any to receive notices, shall forthwith cease and terminate.

     3. Redemption.

          (a) At Corporation's Election.

          At any time and from time to time, the Corporation may redeem all or any portion of the then outstanding shares of Series A Preferred. In the event that the Corporation elects to redeem less than all of the then outstanding shares of Series A Preferred, the Corporation shall redeem shares of each holder of Series A Preferred pro rata on the basis of the number of shares of Series A Preferred owned by each such holder.

          (b) Redemption Price.

          On the Redemption Closing Date and upon a holder’s surrender of his, her or its certificates representing the shares of Series A Preferred to be redeemed, the redemption price shall be paid by the Corporation in cash in an amount per share equal to the Liquidation Value in cash, as adjusted for combinations, consolidations, subdivisions, or stock splits with respect to such shares, plus all accrued and unpaid dividends in cash (the “Redemption Price”).

          (c) Redemption Notice.

          Any such election of the Corporation pursuant to this Section A.3 of this Article V shall be communicated by written notice to the holders of Series A Preferred by the Corporation (the “Redemption Notice”), setting forth:

          (I) the date, which shall not be fewer than 30 days following the date of the Redemption Notice, on which the redemption is to occur (the “Redemption Closing Date”);

          (II) the number of shares of Series A Preferred held by the holder that the Corporation shall redeem on the Redemption Closing Date;

          (III) the Redemption Price; and

          (IV) that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing shares to be redeemed.

All notices hereunder shall be sent by first class mail or registered mail, postage prepaid addressed to the holder at his, her or its address as it appears on the stock transfer books of the Corporation and shall be deemed to have been provided when mailed.

          (d) Surrender of Certificates; Payment.

          On or prior to the Redemption Closing Date, each holder of shares of Series A Preferred shall surrender his, her or its certificate or certificates representing the shares to be redeemed, in the manner and at the place designated in the Corporation’s Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired.

          (e) Rights Subsequent to Redemption.

          From and after the Redemption Closing Date, unless there shall be a default in payment of the Redemption Price, all rights of each holder with respect to shares of Series A Preferred redeemed on the Redemption Closing Date shall cease (except the right to receive the Redemption Price without interest upon surrender of the certificate or certificates therefor), and such shares shall no longer be deemed to be outstanding and all rights with respect to such shares, including the right, if any, to receive notices, shall forthwith cease and terminate. Nothing in this Section A.3 of this Article V shall prevent or restrict the purchase by the Corporation, from time to time, of the whole or any part of the issued and outstanding Series A Preferred at such price or prices as the Corporation may determine, subject to (i) the provisions of applicable law, and (ii) agreement by the holders of any such shares of Series A Preferred being so purchased.

     4. Priority of Series A Preferred on Dividends and Redemptions.

     So long as any Series A Preferred remains outstanding, without the prior written consent of the holders of a majority of the outstanding shares of Series A Preferred, the Corporation shall not, nor shall it permit any Subsidiary to, redeem, purchase or otherwise acquire directly or indirectly any Junior Securities, nor shall the Corporation directly or indirectly pay or declare any dividend or make any distribution upon any Junior Securities, if at the time of or immediately after any such redemption, purchase, acquisition, dividend or distribution the Corporation has failed to pay the full amount of dividends accrued on the Series A Preferred.

     5. Voting Rights.

     Except as otherwise provided herein and as otherwise required by applicable law, the Series A Preferred shall have no voting rights; provided that each holder of Series A Preferred shall be entitled to notice of all stockholders meetings at the same time and in the same manner as notice is given to all stockholders entitled to vote at such meetings.

     6. Registration of Transfer.

     The Corporation shall keep at its principal office a register for the registration of Series A Preferred. Upon the surrender of any certificate representing Series A Preferred at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of Series A Shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of Shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Series A Preferred represented by such new certificate from the date to which dividends have been fully paid on such Series A Preferred represented by the surrendered certificate.

     7. Replacement.

     Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Shares of Series A Preferred, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Series A Preferred represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

     8. Redeemed or Otherwise Acquired Shares.

     Any shares of Series A Preferred that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries by reason of repurchase, conversion or otherwise shall be automatically and immediately canceled and shall not be reissued, sold or transferred as shares of Series A Preferred. The Corporation (without the need for stockholder action) may thereafter take such appropriate action as may be necessary to reduce the authorized shares of Series A Preferred accordingly.

     B. Definitions.

     “Common Stock” means, collectively, the Corporation’s Common Shares, no par value, and any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.

     “Junior Securities” means any capital stock or other equity securities of the Corporation, except for the Series A Preferred.

     “Liquidation Value” of any Share of Series A Preferred as of any particular date shall be equal to $1,000.00.

     “Market Price” means as to any security the average of the closing prices of such security’s sales on all domestic securities exchanges on which such security may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, on such day, or, if on any day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of 20 days consisting of the day as of which “Market Price” is being determined and the 19 consecutive business days prior to such day; provided that if such security is listed on any domestic securities exchange the term “business days” as used in this sentence means business days on which such exchange is open for trading. If at any time such security is not listed on any domestic securities exchange or quoted in the NASDAQ System or the domestic over-the-counter market, the “Market Price” shall be the fair value thereof determined jointly by the Corporation and the holders of a majority of the Series A Preferred then outstanding; provided that if such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an appraiser jointly selected by the Corporation and the holders of a majority of the Series A Preferred then outstanding; provided further that if such parties are unable to jointly select an appraiser within a reasonable period of time, the Corporation and the holders of a majority of the Series A Preferred then outstanding shall each select one appraiser who then will jointly appoint a third appraiser who will act as the appraiser for purposes of determining fair value. The determination of such appraiser shall be final and binding on the Corporation and holders of the Series A Preferred, and the fees and expenses of such appraiser shall be paid by the Corporation.

     “Preferred Stock” means, collectively, the Corporation’s Preferred Stock, no par value, and any capital stock of any class of the Corporation hereafter authorized which is limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.

     “Subsidiary” means any corporation of which the shares of outstanding capital stock possessing the voting power (under ordinary circumstances) in electing the board of directors are, at the time as of which any determination is being made, owned by the Corporation either directly or indirectly through Subsidiaries.

     C. Notices.

     Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such holder’s address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).